Exhibit 18.b

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 23, 2024

Virginia Power and Electric Company

120 Tredegar Street

Richmond, VA 23219

Dear Sirs/Madams:

We have audited the consolidated financial statements of Virginia Electric and Power Company and its subsidiaries (“Virginia Power”) (a wholly-owned subsidiary of Dominion Energy, Inc.) as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 23, 2024, which expresses an unqualified opinion and includes an explanatory paragraph concerning Virginia Power’s change in accounting principle for investment tax credits from the flow-through method to the deferral method, effective December 31, 2023. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2023 of Virginia Power’s change in accounting principle for investment tax credits from the flow-through method to the deferral method, effective December 31, 2023. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Richmond, Virginia